Exhibit (g)(3)

Execution Version

AMENDMENT
TO
CUSTODY AGREEMENT

This Amendment (the “Amendment”) is made as of October 19, 2021 by and between AdvisorShares Trust (the “Trust”) and The Bank of New York Mellon (“Custodian”).

BACKGROUND:

A.	WHEREAS, the Trust and Custodian are parties to a Custody Agreement dated as of July 16, 2009, as amended (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall update the list of Series on Schedule II thereto and set forth terms applicable to certain of the Series;

C.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein; and

D.	WHEREAS, the Trust and Custodian desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule II shall be deleted in its entirety and replaced with amended Schedule II attached hereto. Schedule II is updated to reflect the addition of the AdvisorShares Poseidon Dynamic Cannabis ETF (“Cannabis Fund”).

2.	The prospectus currently in effect at all times for the Cannabis Fund shall contain the following language:

“The Fund will invest directly in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), Nasdaq Stock Market (“NASDAQ”), Toronto Stock Exchange (“TSX”), and TSX Venture Exchange (“TSX Venture”). The Fund also may use total return swaps to seek exposure to U.S. and foreign securities with similar characteristics.”

The Trust will notify Custodian at least thirty (30) days prior to making any changes to, or removing, this prospectus language from an effective prospectus for the Cannabis Fund.

3.	The Trust will or will cause the Trust’s investment advisor to trade in compliance with the investment restrictions and notification requirements set forth in Section 2 above and will notify Custodian of new securities in advance of purchase as mutually agreed from time to time by the parties. If BNY Mellon identifies one or more of the new securities identified to it by the Trust as not meeting the requirements set forth in Section 2 above, BNY Mellon will notify the Trust in a manner as is mutually agreed by the parties.

4.	The termination rights of the parties in Article IX of the Agreement are hereby amended by adding the following with respect to the Cannabis Fund if the terms applicable to the Cannabis Fund set forth in Sections 2 and 3 above are not complied with for any reason. The Trust shall have five (5) Business Days (the “Cure Period”) to cause the Cannabis Fund to return to compliance with the terms set forth in Sections 2 and 3 above, if the Cannabis Fund remains non- compliant after the Cure Period, the Custodian may terminate the Agreement with respect to the Cannabis Fund by giving the Trust a notice in writing specifying the date of such termination which shall not be less than thirty (30) days after the date of giving such notice.

5.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the matters described herein.

(b)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens
Name:	Dan Ahrens
Title:	Managing Director/COO

THE BANK OF NEW YORK MELLON

By:	/s/ Patrick Griffin
Name:	Patrick Griffin
Title:	Vice President

SCHEDULE II

to

CUSTODY AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

(as of October 19, 2021)

SERIES OF ADVISORSHARES TRUST:

AdvisorShares Dorsey Wright ADR ETF
AdvisorShares Dorsey Wright Alpha Equal Weight ETF
AdvisorShares Dorsey Wright FSM All Cap World ETF
AdvisorShares Dorsey Wright FSM US Core ETF
AdvisorShares Dorsey Wright Micro-Cap ETF
AdvisorShares Dorsey Wright Short ETF
AdvisorShares DoubleLine Value ETF
AdvisorShares Focused Equity ETF
AdvisorShares North Square McKee ESG Core Bond ETF
AdvisorShares Newfleet Multi-Sector Income ETF
AdvisorShares Pure Cannabis ETF
AdvisorShares Pure US Cannabis ETF
AdvisorShares Ranger Equity Bear ETF
AdvisorShares North Square McKee Core Reserves ETF
AdvisorShares STAR Global Buy-Write ETF
AdvisorShares Vice ETF
AdvisorShares Q Dynamic Growth ETF
AdvisorShares Q Portfolio Blended Allocation ETF
AdvisorShares Alpha DNA Equity Sentiment ETF
AdvisorShares Hotel ETF
AdvisorShares Restaurant ETF
AdvisorShares Gerber Kawasaki ETF
AdvisorShares Psychedelics ETF

AdvisorShares Poseidon Dynamic Cannabis ETF

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